UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2012

CLEAN DIESEL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33710	06-1393453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4567 TELEPHONE ROAD, SUITE 100 VENTURA, CALIFORNIA 93003

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (805) 639-9458

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2012, the Board of Directors (the “Board”) of Clean Diesel Technologies, Inc. (the “Company”) upon recommendation of the Compensation and Nominating Committee (the “Committee”) determined to grant non-qualified stock options and restricted stock units (“RSUs”) under our 1994 Incentive Plan (the “Plan”) to certain named executive officers. The awards cover the numbers of shares of our common stock as set forth below:

Stock Option Grants

September 30,
Name	Number of Shares Subject to Non- Qualified Stock Option Grant
Nikhil A. Mehta	81,699
Daniel K. Skelton	36,273

The non-qualified stock options were granted on February 22, 2012 and have an exercise price equal to the closing price of a share of our common stock as reported on the NASDAQ on that day. The awards will vest over a three-year period, with one-third (1/3) vesting on each of the first, second and third anniversaries of the grant date such that the stock option is fully exercisable on February 22, 2015. The grants are contingent on execution of our form of stock option agreement and are subject to the terms and conditions of the Plan.

Restricted Share Unit Grants

September 30,
Name	Number of Shares Subject to RSU Grant
Nikhil A. Mehta	27,233
Daniel K. Skelton	12,091

The RSUs were granted on February 22, 2012 and vest over a three-year period, with one-third (1/3) vesting on each of March 20, 2013, March 20, 2014 and March 20, 2015. Issuance of the shares of Company common stock underlying the RSUs is expected to occur on the vesting date. RSUs that have not vested at the time of the grantee’s termination of service, for any or no reason, will be forfeited. The grants are contingent on execution of our form of restricted stock unit award agreement and are subject to the terms and conditions of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN DIESEL TECHNOLOGIES, INC.

February 28, 2012	By:	/s/ Nikhil A. Mehta
Name: Nikhil A. Mehta
Title: Chief Financial Officer